State of Delaware
Secretary of State
Division of Corporations
Delivered 02:39 PM 04/11/2024
FILED 02:39 PM 04/11/2024
SR 20241414205 - File Number 3432345

STATE OF DELAWARE

CERTIFICATE OF FORMATION
OF
MCQUEEN LABS SERIES, LLC

This Certificate of Formation of McQueen Labs Series, LLC (the "Company"), dated as of April 5, 2024, is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act, 6 Del.C. §18-101 et seq. (the "Act").

FIRST: The name of the limited liability company formed hereby is McQueen Labs Series, LLC.

SECOND: The address of the registered office of the Company in the State of Delaware is c/o Corporate Creations Network Inc., 1521 Concord Pike Suite 201, Wilmington, DE 19803, New Castle County.

THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporate Creations Network Inc., 1521 Concord Pike Suite 201, Wilmington, DE 19803, New Castle County.

FOURTH: The Company shall be a registered series limited liability company for purposes of the Act. Notice is hereby given pursuant to Section 18.218(b) of the Act that the debts, liabilities, and obligations incurred, contracted for, or otherwise existing with respect to a particular series of the Company, shall be enforceable against the assets of such series only and not against the assets of the Company generally, or any other series thereof, and none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to the Company generally, or any other series thereof, shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By: /s/ Curtis Hopkins
Curtis Hopkins
Authorized Person

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